Exhibit 99.1

Mural Oncology Highlights Pipeline Progress and Anticipated 2025 Catalysts

Readouts for two late-stage, potentially registrational trials of nemvaleukin alfa expected in late Q1/early Q2 2025 for platinum-resistant ovarian cancer and Q2 2025 for mucosal melanoma

Preliminary data readouts for less-frequent intravenous dosing of nemvaleukin in patients with cutaneous melanoma expected in 1H 2025 for monotherapy, with patient enrollment now complete, and 2H 2025 for combination therapy

Mural nominated two new development candidates, MURA-8518 a novel binding protein-resistant IL-18 with half-life extension, and MURA-7012, targeted split sub-units of IL-12; Mural anticipates an IND submission for MURA-8518 in Q4 2025

Company extends cash runway projection into Q1 2026 through operational efficiencies

WALTHAM, Mass and DUBLIN – January 9, 2025 – Mural Oncology plc (Nasdaq: MURA), a clinical-stage immuno-oncology company developing novel, investigational engineered therapies targeting cytokine pathways designed to address areas of unmet need for patients with a variety of cancers, today announced it has reached the 75% of overall survival (OS) events necessary for the planned interim analysis of ARTISTRY-7, its potentially registrational trial of nemvaleukin in combination with pembrolizumab in platinum resistant ovarian cancer (PROC), and that it has extended its cash runway projection into Q1 2026 beyond key upcoming catalysts.

The company expanded its pipeline in Q4 2024, by nominating two development candidates, one for its interleukin-18 (IL-18) program and one for its IL-12 program. MURA-8518 is designed to be a half-life extended, binding protein-resistant IL-18 in order to overcome the native cytokine’s limitations as a therapeutic. Mural expects to submit an Investigational New Drug (IND) Application or Clinical Trial Application (CTA) for a phase 1 trial of MURA-8518 in Q4 2025. MURA-7012 is comprised of targeted split IL-12 sub-units that preferentially self-assemble at the tumor site and are designed to limit systemic exposure.

“In just over a year since becoming an independent company, we have transformed Mural from a biotech with a binary readout in 2025 into a robust organization with multiple expected data catalysts. Not only have we stayed on track with our milestones as planned, we have also extended our cash runway into the first quarter of 2026 through operational efficiency,” said Caroline Loew, Ph.D., CEO of Mural Oncology. “With two readouts in our late-stage trials on the horizon, nemvaleukin has the potential to become a new treatment option for patients with high unmet need in platinum-resistant ovarian cancer and mucosal melanoma. 2025 will be a pivotal year for Mural, and we look forward to advancing our clinical programs to bring value to patients and shareholders alike."

Upcoming catalysts:

•
Late Q1/early Q2 2025: Interim data readout of ARTISTRY-7, Mural's potentially registrational phase 3 trial in PROC. The trial is evaluating nemvaleukin in combination with pembrolizumab versus investigator’s choice single agent chemotherapy. Consistent with Mural’s prior timing projections, the trial has now reached the 75% of OS events necessary for the planned interim analysis. The data will remain blinded to the company until after the independent data monitoring committee (IDMC) has reviewed the interim analysis, which is expected to be in late Q1/early Q2 2025. Consistent with interim analyses, there is a higher statistical bar for success at the interim analysis compared to the final analysis. If the hazard ratio meets this pre-specified higher bar for success at the interim analysis (0.727, or a 27.3% reduction in the risk of death assuming exactly 215 OS events), the company plans to submit a Biologics License Application (BLA) for nemvaleukin in combination with pembrolizumab for the treatment of PROC in 2025. If the hazard ratio does not meet the statistical threshold for success at the interim analysis and the company deems the study to have a high probability of success for the final analysis, Mural expects to continue the trial to the protocol-specified final OS analysis, where the maximum hazard ratio for success is 0.788, or a 21.2% reduction in the risk of death, assuming exactly 286 OS events. The company expects to report these final OS results in the second quarter of 2026, subject to event accrual.

•
Q2 2025: Top-line data readout of Cohort 2 of ARTISTRY-6, Mural’s potentially registrational phase 2 trial of nemvaleukin monotherapy in patients with unresectable or metastatic mucosal melanoma previously treated with immune checkpoint blockade. Nemvaleukin has been granted Orphan Drug Designation by the FDA for the treatment of mucosal melanoma. The target response rate in the ARTISTRY-6 trial is 25%. Mural believes that in this rare and highly aggressive tumor, which has historically had poor outcomes even in the first line setting, demonstrating durable responses with a response rate of 20-25% would be meaningful for patients, and would support a discussion with the FDA regarding a BLA submission and potential accelerated approval.

•
1H 2025: Preliminary data readout of Cohort 3 of ARTISTRY-6, an evaluation of a less-frequent intravenous (LFIV) dose of nemvaleukin monotherapy in patients with cutaneous melanoma. Patient enrollment in this cohort is now complete. If the data are promising, following subsequent clinical evaluation, LFIV dosing could offer a more convenient dosing regimen for patients and providers alike.

•
2H 2025: Preliminary data readout of Cohort 4 of ARTISTRY-6, an evaluation of a LFIV dose of nemvaleukin in combination with pembrolizumab in patients with cutaneous melanoma.

•
Q4 2025: Mural expects to submit an IND or CTA for a phase 1 trial of MURA-8518, its IL-18 development candidate.

Mural has also made available a copy of an updated corporate presentation, which can be accessed on its website at https://ir.muraloncology.com/events-and-presentations.

About Mural Oncology

Mural Oncology is leveraging its novel protein engineering platform to develop cytokine-based immunotherapies for the treatment of cancer. By combining our expertise in cytokine biology and immune cell modulation and our protein engineering platform, we are developing medicines to deliver meaningful and clinical benefits to people living with cancer. Our mission is to broaden the potential, and reach, of cytokine-based immunotherapies to improve the lives of patients. Our lead candidate, nemvaleukin, is currently in potentially registrational trials in platinum-resistant ovarian cancer and mucosal melanoma reading out in the first half of 2025. Mural Oncology has its registered office in Dublin, Ireland, and its primary facilities in Waltham, Mass. For more information, visit Mural Oncology’s website at www.muraloncology.com and follow us on LinkedIn and X.

About Nemvaleukin

Nemvaleukin alfa (nemvaleukin) is an engineered fusion protein designed to leverage IL-2’s antitumor effects while mitigating the hallmark toxicities that limit its use. Nemvaleukin selectively binds to the intermediate-affinity IL-2 receptor (IL-2R) and is sterically occluded from binding to the high-affinity IL-2R. Because of this molecular design, nemvaleukin treatment leads to preferential expansion of antitumor CD8+ T cells and natural killer cells, with minimal expansion of immunosuppressive regulatory T cells. Nemvaleukin is currently being evaluated in two potentially registrational late-stage trials: ARTISTRY-7 in platinum-resistant ovarian cancer, with an interim data readout expected in late Q1/early Q2 2025 and final OS results projected in Q2 2026, and ARTISTRY-6, Cohort 2 in mucosal melanoma, with a topline readout in Q2 2025.

About MURA-8518

IL-18 is a potent immune-stimulating cytokine, but its activity is blunted by IL-18 binding protein (IL-18BP), a high affinity decoy protein that neutralizes IL-18, thereby rendering it ineffective. Native IL-18’s potency is also limited by its short half-life. MURA-8518 aims to address the shortcomings of native IL-18 in two ways. First, through the introduction of mutations designed to minimally impact the native structure while eliminating binding to IL-18BP. Secondly, half-life extension via fusion to a protein scaffold increases the cytokine’s exposure, allowing for sustained immune stimulation. Together, these have demonstrated more durable immunological effects in preclinical studies. Mural expects to submit an IND or a Clinical Trial Application for a phase 1 trial of MURA-8518 in Q4 2025.

About MURA-7012

Native IL-12 is a highly potent pro-inflammatory cytokine that has a narrow therapeutic index when administered systemically. To mitigate this toxicity, Mural, through its novel approach to protein engineering, split the IL-12p70 heterodimer into two inactive monomers: IL12p35 and IL-12p40. These individual subunits are then separately fused to antibody fragments and sequentially injected, which deliver and concentrate IL-12 preferentially in the tumor microenvironment to limit systemic exposure. In preclinical studies, MURA-7012, Mural’s engineered IL-12, achieved the desired reduction in serum while maintaining tumor concentrations providing the potential to reduce systemic toxicities.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the company’s pipeline and development programs, including the expected timing of data readouts from the ARTISTRY-6 and ARTISTRY-7 trials, the expected timing of a BLA submission for nemvaleukin in combination with pembrolizumab for the treatment of PROC, the potential regulatory pathways for nemvaleukin, the expected timing of preclinical updates and IND submission, including with respect to MURA-8515 and MURA-7012, the potential of the company’s product candidates and programs to address unmet medical needs, the continued progress of its pipeline and programs, and the sufficiency of Mural’s cash resources for the period anticipated. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the inherent risks and uncertainties associated with competitive developments, preclinical development, clinical trials, recruitment of patients, product development activities and regulatory approval requirements; that preclinical or interim results and data from ongoing clinical studies of the company’s cytokine programs and product candidates may not be predictive of future or final results from such studies, results of future clinical studies or real-world results; future clinical trials or future stages of ongoing clinical trials may not be initiated or completed on time or at all; the company’s product candidates, including nemvaleukin, could be shown to be unsafe or ineffective; changes in the cost, scope and duration of development activities; the U.S. Food and Drug Administration may make adverse decisions regarding the company’s product candidates; and those other risks and uncertainties set forth in the company’s filings with the Securities and Exchange Commission (“SEC”), including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 and in subsequent filings the company may make with the SEC. All forward-looking statements contained in this press release speak only as of the date of this press release. The company anticipates that subsequent events and developments will cause its views to change. However, the company undertakes no obligation to update such forward-looking statements to reflect events that occur or circumstances that exist after the date of this press release, except as required by law.

Contact:

Katie Sullivan

katie.sullivan@muraloncology.com